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FORM OF INVESTMENT ADVISORY AGREEMENT  Between BERTOLET CAPITAL TRUST and BERTOLET CAPITAL LLC

Agreement made February    2003 between Bertolet Capital Trust, a Delaware Business Trust and Bertolet Capital LLC, a New York Limited Liability Company (the Adviser).

WITNESSETH:

WHEREAS, the Trust is registered as an open end investment management company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Trust has established a series of shares and may establish additional series of shares, hereafter known as the Fund ;

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940;

WHEREAS, the Trust desires to retain the Adviser to render investment advice and furnish portfolio management services to the Fund;

WHEREAS, the Adviser is willing to render such advice and furnish such services pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties mutually agree as follows:

1. Employment, Duties of the Adviser. The Trust hereby employs the Adviser to act as investment adviser to the  Fund and any other Funds the Trust may create for the period and on the terms set forth herein. The Adviser accepts such employment and agrees to provide the services set forth herein in return for compensation under Paragraph 4.

Subject to the supervision and direction of the Board of Trustees of the Trust, (the Trustees) the Adviser shall  provide the Fund with continuing investment advice consistent with the Fund’s investment objectives, policies and limitations. The Adviser shall  furnish investment advice on the investment of Fund assets  and  determine what securities shall be purchased, held, sold or lent by the Fund and shall implement those decisions, all subject to the Trust’s Declaration of Trust and Bylaws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission, and other applicable Federal and state law, as well as the investment objectives, policies and limitations of the Fund.

The Adviser will place brokerage orders directly with the issuer or with any broker- dealer. In placing orders with broker-dealers, the Adviser will attempt to obtain the best net results on price and execution. The Adviser may place brokerage orders with broker-dealers that provide research services and may  pay higher commissions than would be charged for execution only if the Adviser determines in good faith that such commissions are reasonable in relation to the value of the research services provided. This determination may be viewed in terms of either a specific transaction or of the responsibility of the Adviser to the Fund and its other clients.

The  Adviser shall render administrative services (not otherwise provided by third parties) necessary for the Fund’s operations including but not limited to: preparing reports and notices to the Board of Trustees and shareholders; negotiating contractual arrangements with and monitoring various third party service providers (ie. transfer agent, custodian,  accountants and others); preparing and making filings with the  SEC and other regulatory agencies; assisting in the preparation and filing of the Fund’s federal, state and local tax returns; preparing and filing the Fund’s federal excise tax returns, assisting with investor and public relations matters; monitoring the  valuation of securities and NAV calculation; monitoring registration of Fund shares under applicable federal and state securities laws; maintaining the Fund’s books and records to extent not maintained by third parties; assisting in resolution of accounting and legal issues; establishing and monitoring the Fund’s operating budget; processing and paying Fund bills; assisting with payment of distributions; assisting the Fund with general conduct of its business.

The Adviser shall furnish, at no cost to the Fund, office space, facilities, equipment and people for managing Fund assets to the extent not provided by third parties under a separate agreement with the Trust. The Adviser shall pay for expenses of marketing Fund shares, except for reimbursements under the 12b-1 plan.  The Fund shall bear all costs relating to accounting, administration, transfer agency, custodianship, legal, brokerage, interest, taxes and extraordinary expenses (including without limitation, litigation and indemnification costs).

2. Independent Contractor Status; Services not Exclusive. The Adviser shall be deemed an independent contractor. Services rendered by the Adviser pursuant to this Agreement  are not to be deemed exclusive and the Adviser is free to render similar or different services to others provided that its ability to render the services described herein is not impaired.

3. Fund Records. Pursuant to the requirements of Rule 31a-3 under the 1940 Act, the Adviser agrees that all records maintained for the Trust shall be the property of the Trust and shall be surrendered promptly to the Trust upon request. The Adviser agrees to keep all records confidential and to make such records available to the auditors within five business days of request during regular business hours at the Adviser’s office.

4. Investment Advisory  Fee. The  Adviser shall  receive, as compensation for its services, a fee, accrued daily and payable monthly at annual rate of 1.25% of Fund’s average net assets up to $300 million and 1.00% of average net assets thereafter. If this Agreement begins or terminates before the end of any month, the fee for that month shall be calculated on the basis of the number of business days during which it is in effect for that month. The Adviser may agree to waive its fees or reimburse the Fund for its expenses.

5. Additional Funds. If the Trust establishes additional series of shares and desires to have the Adviser render services under this Agreement, it shall notify the Adviser in writing. If the adviser agrees in writing to provide such services, such series of shares shall become a Fund hereunder upon the execution of a new fee schedule and the approval of the Trustees.

6. Compliance with Applicable Law. Nothing contained herein shall be deemed to require the Funds to take any action contrary to the Agreement and Declaration of Trust, the Trust By-laws or any applicable statute or regulation.  Nothing contained herein shall be deemed to relieve the Trustees of their responsibility for the conduct of the affairs of the Trust or Fund.

7. Liability. The Adviser shall not be liable for any errors of judgment or for any loss suffered by the Fund in connection with matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, gross negligence or reckless disregard for the duties herein on the part of the Adviser in performing its obligations under this Agreement.

No provision of this Agreement shall protect any Trustee or officer of the Trust or Adviser, from liability to which such person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard for the duties herein.

Notice is hereby given that that this Agreement is executed on behalf of the Trustees as trustees and not individually. The Adviser acknowledges and agrees that the obligations of the Fund hereunder are not personally binding upon any Trustee or shareholders but are binding only upon property of the Fund and no other.

8.

Term of Agreement. This Agreement shall become effective on the date above written and shall continue for a period of two years unless earlier terminated. The same shall apply to each new series added to the Trust. Thereafter, this Agreement shall continue in effect with for each Fund from year to year so long as such continuation is approved at least annually:

(a) by majority vote of the Fund’s Trustees who are not “interested persons” of the Fund or        Adviser cast in person at a meeting called to vote on such an approval, and

(b) by the board of trustees as a whole or by the majority vote (as defined in the 1940 Act)

     of the outstanding shares of the fund.

9. Termination. This Agreement may be terminated with respect to any Fund at any time without penalty, on sixty (60) days’ written notice, by Fund’s Board of Trustees or by vote of majority of holders of Fund’s shares, or, by the Adviser with sixty (60) days written notice. Termination with respect to one Fund shall not affect the continued effectiveness of this Agreement with respect to any other Fund. This Agreement will terminate automatically in the event of its assignment.

10. Amendment of Agreement. This Agreement may be amended only by mutual written agreement. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s shareholders as defined by the 1940 Act.

11. Use of Name. The Fund may use the name Pinnacle only so long as this  Agreement or any  renewal or amendment thereof remains in effect and with the permission of the Adviser.

12.  Applicable Law. This Agreement shall be governed by the laws of the State of Delaware, except insofar as the 1940 Act may be controlling. The provisions of this Agreement shall be considered severable and if any provision is deemed to be invalid or contrary to any existing law, such invalidity shall not impair the operation of any other Agreement provision which is valid.

By:

/s/John E. Deysher

John E. Deysher, President

Bertolet Capital LLC